Exhibit 10.27.2

Execution Copy

RESERVE AGREEMENT

among

AXA,

AXA RE

and

PARIS RE

Dated December 21, 2006

TABLE OF CONTENTS

RESERVE AGREEMENT

		Page
ARTICLE I
Definitions

ARTICLE II
Payment Obligations
2.1	Interim Payments until the Seventh Anniversary	8
2.2	Payment as of the Seventh Anniversary	9
2.3	Additional Payments in respect of Reserves	9
2.4	Calculation and Payment of Amounts Due	10
2.5	Default Amounts	12

ARTICLE III
Annual Reports
3.1	Annual Reports	12
3.2	Quarterly Reports	13

ARTICLE IV
Termination
4.1	Term	13
4.2	No Prejudice	13
4.3	Commutation	13

ARTICLE V
Further Assurance regarding AXA RE

ARTICLE VI
Miscellaneous
6.1	Guarantor	14
6.2	Modification; Waiver	14
6.3	Integration	14
6.4	Notices	14
6.5	Assignment	14
6.6	Headings	15
6.7	Governing Law	15
6.8	Dispute Resolution	15

-i-

		Page
6.9	Jurisdiction	15
6.10	Judgment Currency	15
6.11	No Third Party Beneficiary	15
6.12	Invalid Provisions	15
6.13	Interpretation	16

Schedule 1	Ceded Reinsurance
Schedule 2	Excluded Reserves

-ii-

RESERVE AGREEMENT

This RESERVE AGREEMENT (this “Agreements”) is made and entered into as of December 21, 2006, by and among AXA, a French société anonyme (“AXA”), AXA RE, a French société anonyme (“AXA RE”, and together with AXA, the “Guarantor”) and PARIS RE, a French société anonyme (“PARIS RE”). Guarantor and PARIS RE are referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, the consummation of the transactions contemplated by the Stock Purchase Agreement dated as of June 5, 2006 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Purchase Agreement”), by and between AXA RE, and PARIS RE Holdings Limited, a Bermuda holding company (“Purchaser”), is conditioned, among other things, upon the Parties entering into this Agreement, and AXA RE and AXA Liabilities Managers, a French société par actions simplifiée “ALM”), entering into the Run Off Services and Management Agreement (defined below);

WHEREAS, Guarantor has agreed to provide a guarantee in respect of Losses (defined below) incurred by AXA RE and the Guaranteed Reinsurance Subsidiaries and Branches whether indirectly pursuant to the Quota Share Retrocession Agreement and the Canadian Quota Share Retrocession Agreement (each as defined in the Purchase Agreement), or directly, in respect of the Guaranteed Portfolio (defined below), on the condition that the Guaranteed Portfolio be managed by ALM pursuant to the Run Off Services and Management Agreement; and

WHEREAS, the Parties wish to provide, on the terms and conditions set forth herein, for payments by Guarantor to PARIS RE or PARIS RE to Guarantor, as the case may be, based on the loss experience and the development of the insurance reserves in respect of Losses as further described herein.

NOW, THEREFORE, in consideration of the premises set forth above, and subject to the terms and conditions stated herein, the Parties agree as follows:

ARTICLE I

Definitions

As used herein all capitalized terms shall have the same meanings ascribed to such terms in the Purchase Agreement unless otherwise defined herein. The following terms shall have the meanings set forth below:

“Actuarial Certifications” shall have the meaning set forth in Section 2.4(b) hereof.

“Additional Calculation Date” shall mean each of September 30, 2017, September 30, 2022, September 30, 2027, September 30, 2032 or September 30, 2037.

“Additional Experience” shall have the meaning set forth in Section 2.3 hereof.

“Additional Losses” shall mean, as of any Additional Calculation Date, the portion of Losses paid after December 31, 2005, through the relevant Additional Calculation Date.

“Additional Reserve Deficiency” shall have the meaning set forth in Section 2.3 hereof.

“Additional Reserve Report” shall have the meaning set forth in Section 2.4(a) hereof.

“Additional Reserve Surplus” shall have the meaning set forth in Section 2.3 hereof.

“Allocated Loss Adjustment Expenses” shall mean any and all amounts paid or liable to be paid by AXA RE or any Guaranteed Reinsurance Subsidiary or Branch as allocated loss adjustment expenses under or in relation to a Policy that is part of the Guaranteed Portfolio or the relevant portion thereof, including, without limitation, legal expenses and court costs, cost of bonds, appeal bonds expense, and interest accrued after award or judgment and pre-judgment interest awarded, plus legal expenses and all other expenses incurred in connection with Extra Contractual Obligations, Loss in Excess of Contract Limits and Declaratory Judgment Expenses. Allocated Loss Adjustment Expenses shall not include office expenses and salaries of employees of AXA RE, ALM or any Guaranteed Reinsurance Subsidiary or Branch.

“Calculation Date” shall mean an Additional Calculation Date, an Interim Calculation Date or the Seventh Anniversary, as the case may be.

“Cedant” shall mean a ceding insurer under a Policy that is part of the Guaranteed Portfolio.

“Ceded Reinsurance” shall mean those contracts of reinsurance or retrocession in effect as of the date hereof to which AXA RE or one or more of the Guaranteed Reinsurance Subsidiaries and Branches is a party as a ceding insurer or reinsurer and that reinsure the obligations of AXA RE or one or more of the Guaranteed Reinsurance Subsidiaries and Branches, including, without limitation, those contracts of ceded reinsurance listed on Schedule 1 hereto. Ceded Reinsurance shall not include the Quota Share Retrocession Agreement or the Canadian Quota Share Retrocession Agreement.

“Companies Reserves” shall mean in respect of AXA RE and each Guaranteed Reinsurance Subsidiary or Branch the amount (by currency) set forth next to the respective entity in Schedule 3 hereto. For the avoidance of doubt, the Companies Reserves do not include the reserves identified on Schedule 2 attached hereto which (i) pertain-to Policies which gave rise to discounted reserves prior to January 1, 2006, as reflected in the Financial Statements, or Policies of subsidiaries or branches of AXA RE which are not transferred to PARIS RE or Purchaser pursuant to the Purchase Agreement and (ii) were excluded from the Pro Forma Statements.

“Confidential Information” shall have the meaning set forth in Section 5.14 hereof.

“Default Amount” shall have the meaning ascribed to such term in the Quota Share Retrocession Agreement or the Canadian Quota Share Retrocession Agreement, as applicable, to the extent such amount is due or claimed to be due in respect of a Loss.

“Default Amount Notice” shall have the meaning set forth in Section 2.5(a) hereof.

“Default Amount Payment” shall have the meaning set forth in Section 2.5(b) hereof.

“Deficiency” shall mean an Interim Reserve Deficiency, the Reserve Deficiency or an Additional Reserve Deficiency, as the case may be.

“Declaratory Judgment Expenses” shall mean all expenses, fees, costs and interest which AXA RE or any Guaranteed Reinsurance Subsidiary or Branch has paid or which are payable by AXA RE or any Guaranteed Reinsurance Subsidiary or Branch in connection with or in relation to the analysis, prosecution, defense, or resolution of an action or proceeding whether for declaratory judgment or other action or proceeding brought to determine the obligations under a Policy that is part of the Guaranteed Portfolio or the relevant portion thereof. Declaratory Judgment Expenses are deemed to have been incurred by AXA RE or any Guaranteed Reinsurance Subsidiary or Branch on the date of the actual or alleged claim giving rise to the declaratory judgment or other action or proceeding.

“Developed Experience” shall mean the aggregate amount of all Losses paid during the period beginning on January 1, 2006 and ending on a given date.

“Dispute” shall have the meaning set forth in Section 5.7 hereof.

“Extra Contractual Obligations” shall mean any and all liabilities, compensatory, punitive, exemplary or consequential damages, losses, legal costs, expenses, interest, settlement amounts or other amounts assessed, incurred, awarded, paid or payable against or by AXA RE or any Guaranteed Reinsurance Subsidiary or Branch

relating to the Policies included within the Guaranteed Portfolio or the relevant portion thereof which are not covered by any Policy and which directly or indirectly arise out of or relate to: (1) any actual or alleged negligence, fraud, bad faith or other tortious act or omission of or by any Cedant, AXA RE or any Guaranteed Reinsurance Subsidiary or Branch, and (2) either the handling, adjustment, rejection, settlement or defense of, or offer or failure to settle within any policy limit, any claim, demand or action, or any failure to undertake the defense of any claim, demand or action, or participation in any proceeding, trial or hearing relating to any claim, demand or action against an insured, a Cedant, AXA RE or any Guaranteed Reinsurance Subsidiary or Branch, or the preparation or prosecution of any appeal relating to any such claim, demand or action. For the avoidance of doubt, any amount included in Extra Contractual Obligations shall not be duplicative of or include such amount to the extent already included in Loss in Excess of Contract Limits. An Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered by a Policy that is part of the Guaranteed Portfolio.

“Guaranteed Portfolio” shall mean all Policies that were (i) issued, bound, renewed, agreed or written and (ii) in respect of which premiums were earned, in each case, prior to January 1, 2006; provided that any addendum, endorsement, alteration, provision, amendment or supplement to any Policy or ancillary agreement in connection therewith or any renewal thereof, whether oral or written, which is made after the First Closing Date (each, an “extension”) shall not be part of the Guaranteed Portfolio unless (i) with respect to any extension authorized by PARIS RE or any of the Guaranteed Reinsurance Subsidiaries and Branches, AXA RE consents thereto in writing, or (ii) an extension is required by law or regulation; provided, further, that the Guaranteed Portfolio shall not include life Policies issued, bound, renewed, agreed or written by the Canadian Branch and Policies relating to the reserves excluded from the definition of Companies Reserves pursuant to Schedule 2 hereto and clauses (i) to (iii) of the definition thereof.

“Guaranteed Reinsurance Subsidiaries and Branches” shall mean the Canadian, Hong Kong, Madeira and United Kingdom branches of AXA RE or PARIS RE, as appropriate, AXA RE America Insurance Company, AXA RE Latin America Inc., Rise Limited, AXA Space Inc., AXA RE Asia-Pacific Pte. Ltd, AXA RE Services Japan Co. Ltd, Compagnie Générate de Réassurance de Monte Carlo and Labuan/Malaysian Branch.

“Guarantor” shall have the meaning set forth in the Preamble hereto.

“IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board as of December 31, 2005.

“Independent Actuarial Firm” shall mean Milliman, Inc. or the Tillinghast business of Towers Perrin, as applicable, or such firm’s successors and assigns.

“Interim Calculation Date” shall mean each of September 30, 2008 and September 30, 2010.

“Interim Experience” shall have the meaning set forth in Section 2.1 hereof;

“Interim Losses” shall mean, as of any Interim Calculation Date, the portion of Losses paid after December 31, 2005, through the relevant Interim Calculation Date.

“Interim Reserve Deficiency” shall have the meaning set forth in Section 2.1 hereof.

“Interim Reserve Report” shall have the meaning set forth in Section 2.4(a) hereof.

“Interim Reserve Surplus” shall have the meaning set forth in Section 2.1 hereof.

“Loss” shall mean, as of the applicable date, the amount of liability paid or to be paid by PARIS RE or the Guaranteed Reinsurance Subsidiaries and Branches (whether indirectly pursuant to the Quota Share Retrocession Agreement, the Canadian Quota Share Retrocession Agreement or directly) with respect to the Net Liabilities incurred prior to January 1, 2006 by AXA RE and the Guaranteed Reinsurance Subsidiaries and Branches under the Guaranteed Portfolio or the relevant portion thereof and, for the avoidance of doubt, shall include adverse development in respect of such Net Liabilities on or after January 1, 2006 (including incurred but not reported losses (IBNR)); provided that Loss shall exclude any amount of liability to the extent incurred as a result of (i) non-compliance by PARIS RE or any of the Guaranteed Subsidiaries and Branches with their duties (including in respect of the Delegated Services) pursuant to the Run Off Services and Management Agreement or (ii) failure on the part of PARIS RE or any of the Guaranteed Subsidiaries and Branches to perform the Delegated Services thereunder; provided, further, that the foregoing proviso shall apply to any act or omission on the part of any of the Guaranteed Subsidiaries and Branches only to the extent such act or omission shall occur on or after the date on which PARIS RE shall acquire ownership of such entity; provided, further, that any reduction in Loss that shall occur pursuant to the first proviso hereof shall reduce any indemnification obligation of PARIS RE under the Run Off Services and Management Agreement in respect of the same Loss.

“Loss in Excess of Contract Limit” shall mean any and all amounts, legal costs, expenses, interest, settlement amounts or other amounts assessed, incurred, awarded, paid or payable against or by AXA RE or any Guaranteed Reinsurance Subsidiary or Branch relating to the Policies included within the Guaranteed Portfolio or the relevant portion thereof which are in excess of the limits of a policy or reinsurance agreement, but otherwise within the coverage terms of such policy or reinsurance agreement, for which there would have been contractual liability to pay had it not been for the limit of such policy agreement, which directly or indirectly arise out of or relate to: (1) any actual or alleged negligence, fraud, bad faith or other tortious act or omission of or by any Cedant, AXA RE or any Guaranteed Reinsurance Subsidiary or Branch, (2) either the handling, adjustment, rejection, settlement or defense of, or offer or failure to settle within any policy limit, any claim, demand or action, or any failure to undertake the defense of any claim, demand or action, or participation in any proceeding, trial or hearing relating to any claim, demand or action against an insured, a Cedant, AXA RE or any Guaranteed Reinsurance Subsidiary or Branch, or the preparation or prosecution of any appeal relating to any such claim, demand or action and (3) all ex gratia payments and compromise settlements made by AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches in respect of the Policies included in the Guaranteed Portfolio. Without limiting the foregoing and notwithstanding any other provisions to the contrary in this Agreement, the decision by a Cedant (or AXA RE or any Guaranteed Reinsurance Subsidiary or Branch) to settle a claim for an amount in excess of the limit when the Cedant (or AXA RE or any Guaranteed Reinsurance Subsidiary or Branch) has a reasonable basis to believe that it is liable for the claim, will be deemed a Loss in Excess of Contract Limits. For the avoidance of doubt, any amount included in Loss in Excess of Contract Limits shall not be duplicative of or include such amount to the extent already included in Extra Contractual Obligations.

“Loss Reserves” shall mean, as of the applicable date, the aggregate amount of loss reserves (life and non-life) of PARIS RE in respect of Losses (including, without limitation, Losses incurred but not reported, claims reserves, reinstatement premiums, penalty premiums, scale commission reserves and policy dividend reserves).

“AXA” shall have the meaning set forth in the Preamble hereto.

“AXA RE” shall have the meaning set forth in the Recitals hereto.

“PARIS RE” shall have the meaning set forth in the Preamble hereto.

“Master Agreement” shall mean that certain Master Agreement, dated as of the date hereof, as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, between AXA RE, PARIS RE, ALM and Purchaser.

“ALM” shall have the meaning set forth in the Recitals hereto.

“Net Liability” shall mean any and all amounts paid or payable by AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches under or in relation to any and all Policies included within the Guaranteed Portfolio, in respect of any loss, damage, damages, occurrence, claim, settlement, interest, bond, fine, penalty, or other such amount and including Allocated Loss Adjustment Expenses, Extra Contractual Obligations, Loss in Excess of Contract Limits, Declaratory Judgment Expenses, and Subsidiary ULAE, but minus Reinsurance Recoverables and salvage or subrogation or other recoveries relating to the Policies included within the Guaranteed Portfolio or the relevant portion thereof. “Net Liability” shall, in addition, include: (1) any and all liability of AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches for brokerage, fees, commissions or other deductions paid or payable on or after January 1, 2006 with respect to the Guaranteed Portfolio, to the extent not already settled, deducted from or allowed; (2) any and all liability for returns or refunds of premiums, experience adjustments related to retrospective premiums and contingent commissions, less any brokerage, fees, commissions or other deductions with respect to the Guaranteed Portfolio minus any adjustment premium earned prior to January 1, 2006 but which is received by AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches on or after January 1, 2006; (3) any commutations entered into by AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches to the extent relating to Policies included within the Guaranteed Portfolio or the relevant portion thereof; (4) any participation and/or assessments incurred by AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches in respect of mandatory pool, association, syndicate, scheme, fund or residual market mechanism and the like howsoever named arising from or in connection with the Guaranteed Portfolio but only to the extent relating to Policies included within the Guaranteed Portfolio or the relevant portion thereof; and (5) amounts paid or payable by AXA RE or PARIS RE under weather derivative contracts entered into on or prior to December 31, 2005.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Policy” shall mean a life or non-life cover note, treaty, slip, facultative certificate, binder, policy or contract of insurance or reinsurance, written, issued, bound, renewed or agreed by or on behalf of AXA RE or one or more of the Guaranteed Reinsurance Subsidiaries and Branches, any agreement of assumed reinsurance entered into by AXA RE or one or more of the Guaranteed Reinsurance Subsidiaries and Branches and all legally binding addenda, endorsements, alterations, amendments and ancillary agreements in connection therewith of whatsoever nature.

“Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Reinsurance Recoverables” shall mean (i) the amount of reinsurance recoverables (x) that are paid to AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches under the Ceded Reinsurance with respect to Losses, or (y) in the event of a commutation of any of the Ceded Reinsurance agreements, that are paid to AXA RE or the Guaranteed Reinsurance Subsidiaries and Branches as the commutation payment to the extent relating to Policies included within the Guaranteed Portfolio or the relevant portion thereof, and (ii) as of each applicable date, the aggregate amount of the Default Amount Payments.

“Reserve Deficiency” shall have the meaning set forth in Section 2.2(a) hereof.

“Reserve Reports” shall have the meaning set forth in Section 2.4(b) hereof.

“Reserve Surplus” shall have the meaning set forth in Section 2.2(a)

“Right to Inspect” shall have the meaning set forth in Section 2.4(c) hereof.

“Run Off Services and Management Agreement” shall mean that certain Run Off Services and Management Agreement, dated as of the date of the Purchase Agreement, as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, between AXA RE and ALM.

“Second Currency” shall have the meaning set forth in Section 6.10 hereof.

“Seven Year Losses” shall mean the portion of Losses paid from and after December 31, 2005, through the Seventh Anniversary.

“Seventh Anniversary” shall mean September 30, 2012.

“Seventh Anniversary Experience” shall have the meaning set forth in Section 2.2.

“Seventh Anniversary Reserve Report” shall have the meaning set forth in Section 2.4(a).

“Subsidiary ULAE” shall mean the overhead, personnel and other non-specific costs, fairly allocated, associated with the handling and settlement of claims with respect to the Subject Business, to the extent actually utilized (x) in connection with the Guaranteed Portfolio, and (y) at a Guaranteed Reinsurance Subsidiary or Branch.

“Surplus” shall mean an Interim Reserve Surplus, the Reserve Surplus or an Additional Reserve Surplus, as the case may be.

ARTICLE II

Payment Obligations

2.1 Interim Payments until the Seventh Anniversary. Subject to the terms and conditions of this Agreement, if, as of any Interim Calculation Date, the aggregate of (i) Loss Reserves for each currency, calculated as of such Interim Calculation Date, and (ii) Interim Losses for each currency, calculated as of such Interim Calculation Date (each such aggregate, an “Interim Experience”), is:

(A) greater than Companies Reserves for such currency by an amount exceeding 5% of Companies Reserves for such currency (each such amount in excess of 5% of Companies Reserves an “Interim Reserve Deficiency”), Guarantor shall pay to PARIS RE an amount equal to such Interim Reserve Deficiency, or

(B) less than Companies Reserves for such currency by an amount exceeding 5% of Companies Reserves for such currency (each such amount in excess of 5% of Companies Reserves an “Interim Reserve Surplus”), PARIS RE shall pay to Guarantor an amount equal to such Interim Reserve Surplus, provided that any payments pursuant to this Section 2.1 shall be adjusted to take into account any prior payments made by either Party (or both Parties) pursuant to this Section 2.1. For the avoidance of doubt, such adjustment may result in a payment due from PARIS RE to Guarantor in case of clause (A) of this Section 2.1, or from Guarantor to PARIS RE in case of clause (B) of this Section 2.1.

2.2 Payment as of the Seventh Anniversary. Subject to the terms and conditions of this Agreement, if the aggregate of (i) Loss Reserves for each currency, calculated as of the Seventh Anniversary, and (ii) Seven Year Losses for each currency, (such aggregate, the “Seventh Anniversary Experience”), is:

(A) greater than Companies Reserves for such currency (a “Reserve Deficiency”) Guarantor shall pay to PARIS RE an amount equal to such Reserve Deficiency, or

(B) less than Companies Reserves for such currency (a “Reserve Surplus”). PARIS RE shall pay to Guarantor an amount equal to such Reserve Surplus,

provided that any payments pursuant to this Section 2.2 shall be adjusted to take into account any prior payments made by either Party (or both Parties) pursuant to Section 2.1. For the avoidance of doubt, such adjustment may result in a payment due from PARIS RE to Guarantor in case of clause (A) of this Section 2.2, or from Guarantor to PARIS RE in case of clause (B) of this Section 2.2.

2.3 Additional Payments in respect of Reserves. Subject to the terms and conditions of this Agreement, if, as of any Additional Calculation Date, the aggregate of (i) Loss Reserves for each currency, calculated as of such Additional Calculation Date, and (ii) Additional Losses for each currency, calculated as of such Additional Calculation Date (each such aggregate, the “Additional Experience”), is:

(A) greater than Companies Reserves for such currency (an “Additional Reserve Deficiency”), Guarantor shall pay to PARIS RE an amount equal to such Additional Reserve Deficiency, or

(B) less than Companies Reserves for such currency (an “Additional Reserve Surplus”), PARIS RE shall pay to Guarantor an amount equal to such Additional Reserve Surplus,

provided that any payments pursuant to this Section 2.3 shall be adjusted to take into account any prior payments made by either Party (or both Parties) pursuant to Sections 2.1 and 2.2 or to this Section 2.3. For the avoidance of doubt, such adjustment may result in a payment due from PARIS RE to Guarantor in case of clause (A) of this Section 2.3, or from Guarantor to PARIS RE in case of clause (B) of this Section 2.3.

2.4 Calculation and Payment of Amounts Due.

(a) Reserve Reports.

(i) Within sixty (60) calendar days following each Interim Calculation Date, Guarantor shall cause ALM to prepare, in accordance with IFRS and generally accepted reinsurance industry actuarial standards, consistently applied, and to deliver to PARIS RE and to the Independent Actuarial Firm a report in reasonably specific detail, including all supporting calculations for each currency (an “Interim Reserve Report”), which shall set forth, as of such Interim Calculation Date, (A) the Interim Experience for each currency, (B) the Loss Reserves for each currency and (C) any Interim Reserve Deficiency or Interim Reserve Surplus for each currency, as the case may be, calculated on a best-estimate basis. Guarantor shall also cause ALM to deliver to PARIS RE the Actuarial Certification referred to in Section 2.4(b) hereof within one hundred and twenty (120) calendar days following each Interim Calculation Date.

(ii) Within sixty (60) calendar days following the Seventh Anniversary, Guarantor shall cause ALM to prepare, in accordance with IFRS and generally accepted reinsurance industry actuarial standards, consistently applied, and to deliver to PARIS RE and to the Independent Actuarial Firm a report in reasonably specific detail, including all supporting calculations for each currency (the “Seventh Anniversary Reserve Report”), which shall set forth (A) the Seventh Anniversary Experience for each currency, (B) the Loss Reserves for each currency and (C) any Reserve Deficiency or Reserve Surplus for each currency, as the case may be, calculated on a best-estimate basis. Guarantor shall also cause ALM to deliver to PARIS RE and the Actuarial Certification referred to in Section 2.4(b) hereof within one hundred and twenty (120) calendar days following the Seventh Anniversary.

(iii) Within sixty (60) calendar days following each Additional Calculation Date, Guarantor shall cause ALM to prepare, in accordance with IFRS and generally accepted reinsurance industry actuarial standards, consistently applied, and to deliver to PARIS RE and to the Independent Actuarial Firm a report in reasonably specific detail, including all supporting calculations for each currency (an “Additional Reserve Report”), which shall set forth, as of such Additional Calculation Date, (A) the Additional Experience for each currency, (B) the Loss Reserves for each currency and

(C) any Additional Reserve Deficiency or Additional Reserve Surplus for each currency, as the case may be, calculated on a best-estimate basis. Guarantor shall also cause ALM to deliver to PARIS RE the Actuarial Certification referred to in Section 2.4(b) hereof within one hundred and twenty (120) calendar days following each Additional Calculation Date.

(b) Actuarial Review.

(i) Within ten (10) Business Days after (A) each Interim Calculation Date, (B) the Seventh Anniversary and (C) each Additional Calculation Date, Guarantor and PARIS RE shall select an Independent Actuarial Firm; provided that if Guarantor and PARIS RE do not agree on such Independent Actuarial Firm, such Independent Actuarial Firm shall be Milliman, Inc. The Independent Actuarial Firm shall review each Interim Reserve Report for each currency, the Seventh Anniversary Reserve Report for each currency and each Additional Reserve Report for each currency (together, the “Reserve Reports”), and shall issue a written certification of agreement or report of differences with respect to each Reserve Report for each currency (each such certification an “Actuarial Certification”), including with respect to any Interim Reserve Deficiency or Interim Reserve Surplus for each currency, the Reserve Deficiency or Reserve Surplus for each currency and any Additional Reserve Deficiency or Additional Reserve Surplus for each currency, as soon as practicable within sixty (60) calendar days after delivery by ALM to the Independent Actuarial Firm of a Reserve Report. All such calculations by the Independent Actuarial Firm shall be final and binding on the Parties hereto for purposes of determining all payments due hereunder and may be entered as a judgment by either Party in any court of competent jurisdiction.

(ii) The fees and expenses incurred by the Independent Actuarial Firm shall be borne by PARIS RE and paid (i) first, through deduction from the FW Subaccount Balances (as defined in the Quota Share Retrocession Agreement) and/or the FW Canadian Account (as defined in the Canadian Quota Share Retrocession Agreement), as applicable, in accordance with Section 8.01(c) of the Quota Share Retrocession Agreement and/or the Canadian Quota Share Retrocession Agreement, as applicable, and (ii) if the FW Subaccount Balances and/or the FW Canadian Account, as applicable, are insufficient, through a direct payment by PARIS RE to the Independent Actuarial Firm.

(c) Inspections and Audit. Guarantor and its Affiliates shall have the right to inspect and/or to cause its advisors to inspect at the place of business of AXA RE, PARIS RE and the other Guaranteed Reinsurance Subsidiaries and Branches, during regular business hours, all business records of AXA RE, PARIS RE and the Guaranteed Reinsurance Subsidiaries and Branches pertaining to the Guaranteed Portfolio and the Developed Experience as Guarantor or such Affiliate may reasonably request (the “Right to Inspect”).

(d) Payments and Calculation Convention.

(i) Within five (5) Business Days following receipt by Guarantor and PARIS RE of an Actuarial Certification, Guarantor shall pay to PARIS RE (or as otherwise directed by PARIS RE) or PARIS RE shall pay or cause to be paid to Guarantor (or as otherwise directed by Guarantor), as the case may be, the amounts, if any, conclusively determined under this Article II to be due pursuant to Sections 2.1, 2.2 and 2.3 hereof as set forth in the respective Actuarial Certification.

(ii) All payments required to be made under this Article II shall be made by wire transfer of immediately available funds and shall be adjusted, as appropriate, to reflect payments made pursuant to Section 8.01 (c) of the Quota Share Retrocession Agreement and/or the Canadian Quota Share Retrocession Agreement, as applicable.

(iii) All calculations for each currency hereunder, including, without limitation, in respect of Loss Reserves, Seven Year Losses, Additional Losses, Ceded Reinsurance and any payments due hereunder shall be made or paid in the currency of the underlying reserves, unless the Parties agree otherwise.

2.5 Default Amounts.

(a) Guarantor shall cause ALM to deliver to PARIS RE and Guarantor a written notice of each Default Amount that becomes the liability of PARIS RE pursuant to the applicable provision of the Quota Share Retrocession Agreement and/or the Canadian Quota Share Retrocession Agreement (each, a “Default Amount Notice”). Any Default Amount Notice shall describe in reasonable detail the basis for the relevant Default Amount.

(b) Guarantor shall reimburse PARIS RE for any Default Amount notified to it pursuant to Section 2.5(a) within 30 days of the receipt of the relevant Default Amount Notice. Each such reimbursement shall be referred to as a “Default Amount Payment”. Notwithstanding the foregoing, PARIS RE shall reimburse Guarantor for any portion of a Default Amount which shall cease to be a Default Amount within 30 days of the determination that the relevant portion was not due from the Inuring AXA RE Reinsurer (as defined in the Quota Share Retrocession Agreement or the Canadian Quota Share Retrocession Agreement, as applicable) in accordance with the terms of the applicable agreement or to the extent a lower settlement is reached with the relevant Inuring AXA RE Reinsurer.

ARTICLE III

Annual Reports

3.1 Annual Reports.

(a) Within sixty (60) calendar days following the end of each calendar year prior to the Seventh Anniversary, Guarantor shall cause ALM to prepare and deliver to PARIS RE a written statement setting forth in specific detail, including all supporting calculations, the Developed Experience (including by entity and by currency) as of such year end.

(b) Within sixty (60) calendar days following the end of each calendar year prior to the last Additional Calculation Date and subsequent to the Seventh Anniversary, Guarantor shall cause ALM to prepare and deliver to PARIS RE a written statement setting forth in specific detail, including all supporting calculations, the Developed Experience as of such year end.

3.2 Quarterly Reports. Within forty five (45) calendar days following the end of each of the first three (3) calendar quarters of every calendar year prior to the Seventh Anniversary, Guarantor shall cause ALM to prepare and deliver to PARIS RE a written statement setting forth the Developed Experience (including by entity and by currency) as of the end of such quarter.

ARTICLE IV

Termination

4.1 Term. This Agreement shall become effective on the date hereof and continue in force until the earlier of (a) the date on which the payment in respect of the last Calculation Date has been made or (b) commutation of this Agreement pursuant to Section 4.3 hereof.

4.2 No Prejudice. Except as provided in Section 4.3 hereof, termination of this Agreement shall be without prejudice to accrued rights and obligations of the Parties prior to the effective date of termination.

4.3 Commutation. This Agreement may be terminated, by agreement of Guarantor and PARIS RE upon payment by either Party to the other Party of an amount mutually agreed to by both Parties. Upon termination pursuant to this Section 4.3, Guarantor and PARIS RE shall be relieved of all obligations under this Agreement.

ARTICLE V

Further Assurance regarding AXA RE

AXA shall not, prior to the release of the funds withheld balances under the Quota Share Retrocession Agreement and the Canadian Quota Share Retrocession Agreement and termination of the Quota Share Retrocession Agreement and the Canadian Quota Share Retrocession Agreement, (i) transfer (directly or indirectly) a Controlling Interest in AXA RE to a third party that is not an affiliate of AXA, (ii) pledge any assets in any of the FW Canadian Account or the FW Subaccounts or (iii) take any steps to (x) appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of AXA RE or any of its assets or (y) cause or commence to cause an Insolvency Event (as defined in the Quota Share Retrocession Agreement or the Canadian Quota Share Retrocession Agreement, as applicable) with respect to AXA RE. AXA RE shall not, prior to termination of the Quota Share Retrocession Agreement and the Canadian Quota Share Retrocession Agreement, convene a meeting of its creditors or make or propose any arrangement or composition with, or any assignment for the benefit of, its creditors.

ARTICLE VI

Miscellaneous

6.1 Guarantor. The obligations of each of AXA and AXA RE as Guarantor shall be joint and several (“engagement à titre principal et solidaire”).

6.2 Modification; Waiver. This Agreement may be modified in any manner and at any time only by a duly authorized written instrument executed by an executive officer of each of the Parties hereto. Any of the terms and conditions of this Agreement may be waived at any time by PARIS RE or Guarantor by the duly authorized writing of the Party entitled to the benefit of such term or condition. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. Unless expressly provided otherwise herein, all remedies, whether under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative. For purposes of this Section 5.1, “duly authorized” in the case of PARIS RE shall mean, subject to applicable Law and to the charter or other organizational documents, bylaws and resolutions of the board of directors of PARIS RE, that such written instrument shall be authorized or ratified by resolution of its board of directors.

6.3 Integration. This Agreement, the Purchase Agreement, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the Parties hereto in respect of the subject matter of this Agreement. The terms of this Agreement cannot be changed, modified, release or discharged orally.

6.4 Notices. All notices, requests, demands, and other communications hereunder shall be made in accordance with the Master Agreement; provided that all notices to Guarantor shall be made to both AXA RE and AXA.

6.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported assignment in violation of this Agreement is void.

6.6 Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

6.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of France and without giving effect to conflicts of law principles.

6.8 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the breach, termination or invalidity thereof (each, a “Dispute”), shall initially be submitted for resolution pursuant to the applicable provisions of the Master Agreement.

6.9 Jurisdiction. Subject to Section 6.7, all Disputes shall be subject to the exclusive jurisdiction of the competent courts within the jurisdiction of the court of appeals of Paris.

6.10 Judgment Currency. Any sum due pursuant to any order, decision or judgment given or made under this Agreement or in connection thereto shall be in, or shall be paid in, euros. If any sum due pursuant to any order or judgment given or made under this Agreement or in connection thereto must be converted from another currency (the “Second Currency”) into euros, or from euros into the Second Currency, for the purpose of (i) making or filing a claim or proof, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing, paying or collecting such sum due pursuant to an order or judgment given or made under this Agreement or in connection thereto, the exchange rate shall be determined by reference to the rate of exchange determined by the Commission of the European Union (or any successor thereto) as published in the Official Journal of the European Union on the relevant date. In any event, the exchange rate shall take into account any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from euros into the Second Currency or from the Second Currency into euros and (ii) the rate or rates of exchange at which the Parties may, in the ordinary course of business, purchase euros with the Second Currency, or purchase the Second Currency with euros, as the case may be, at the time of such conversion. The obligations of the Parties under this Section 5.10 are separate from their other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

6.11 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of, and may be enforced only by, Guarantor and PARIS RE, and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person or to create any obligations of a Party to any such other Person.

6.12 Invalid Provisions. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment, such provision shall be severed from this Agreement and shall be inoperative, and the

Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to such provision as may be possible and that preserves the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law makes it unlawful for a Party to comply with any of its obligations hereunder, the Parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible.

6.13 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular part or subdivision of this Agreement. Whenever herein the singular is used, the same shall include the plural, where appropriate (and vice versa), and words of any gender, shall include each other gender, where appropriate. All references in this Agreement to “dollars” or “$” shall be to the currency of the United States of America and all references to “euros” or “€” shall be to the currency of participating member states of the European Union that have adopted a single currency in accordance with the Treaty on European Union of February 7,1992. No rule of construction against the draftsperson shall be applied in connection with the interpretation and enforcement of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

AXA

By:
Name:
Title:

AXA RE

By:
Name:
Title:

PARIS RE

By:
Name:
Title:

Schedule 1

Ceded Reinsurance

[See attached disc, which, for the avoidance of doubt, does not contain all contracts that constitute Ceded Reinsurance and is attached hereto for illustrative purposes only.]

Schedule 2

Excluded Reserves

Claims Reserves (Net, undiscounted, amounts in euros)
Entities/Portfolios excluded
AXA RE Paris (Life)	75
AXA RE Canadian Branch (Life)	nm
AXA RE FINANCE	9
AXA RE UK	98

Total	183

nm – not meaningful

Schedule 3

Companies Reserves

	Consolidated Claims reserves	In millions of euros		Local Net Claims reserves by currency
	Net[1] (euros)	Exchange rate difference	Interco accounts	CAD	EUR	GBP	JPY	SGD	USD	Other in EUR
Entities/Portfolios included
AXA RE America Insurance Company[1]	—	—	—	—	—	—	—	—	2	—
AXA RE Latin America Inc., Rise Limited[2]	—	—	—	—	—	—	—	—	—	—
AXA Space Inc.	—	—	—	—	—	—	—	—	—	—
AXA RE Paris (Non life)	2,279	—	11	11	478	63	432	1	1,862	126
AXA RE Canadian Branch (Non life)	334	1	(1)	443	—	—	—	—	13	—
AXA RE Asia Pacific	133	—	(28)		(23)		4,224	52	(2)	74
C.G.R.M.	3	—	23	1	15	0	0		11	0
AXA RE Hong Kong Branch	1	0	—							1
AXA RE London Branch	13	0	—			9
AXA RE Madeira Branch	3	—	0			2			0
AXA RE Paris (Life, included part)	50	—	—	—	7	0	63	—	42	6
Total	2,816	2	5	454	477	75	4,719	52	1,928	207

[1]	Converted into euros at exchange rates set forth below.

Exchange rates:

CAD	0.731797
EUR	1.000000
GBP	1.485443
JPY	0.007042
SGD	0.504134
USD	0.848536

[1]	Entity not consolidated, therefore does not appear in the consolidated claims reserves column.
[2]	Entity not consolidated, therefore does not appear in the consolidated claims reserves column.